Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS THIRD QUARTER

AND NINE MONTHS RESULTS

●	3rd quarter 2008 EPS of $0.03 as compared to $0.31 last year
●	3rd quarter sales increased $231 million, or 3.5%, versus same quarter last year
●	Pork operating margins, benefiting from strong export sales, were 5.8% and 7.5% for the quarter and YTD
●	Chicken losses reflect significantly higher input costs; fiscal 2008 increase in grain costs expected to approximate $550 million

Springdale, Arkansas – July 28, 2008 - Tyson Foods, Inc. (NYSE: TSN), today reported diluted earnings per share of $0.03 for the fiscal quarter ended June 28, 2008, compared to $0.31 diluted earnings per share in the same quarter last year. Third quarter 2008 sales were $6.8 billion compared to $6.6 billion for the same period last year. Operating income for the third quarter of fiscal 2008 was $45 million compared to $212 million, and net income was $9 million compared to $111 million, for the same period last year. In the third quarter of fiscal 2008, operating income included $13 million of charges, or $0.02 per share after tax, related to asset impairments and excluded $18 million of pretax income related to our discontinued Lakeside operation. Results of our continuing operations were a loss of $0.01 and earnings of $0.32 in the third quarter of fiscal years 2008 and 2007, respectively. Results of our discontinued operations were earnings of $0.04 and a loss of $0.01 in the third quarter of fiscal years 2008 and 2007, respectively.

Diluted earnings per share for the nine months of fiscal 2008 were $0.11 compared to $0.66 in the same period last year. Sales for the nine months of fiscal 2008 were $19.7 billion compared to $19.2 billion for the same period last year. Operating income for the nine months of fiscal 2008 was $193 million compared to $511 million, and net income was $38 million compared to $236 million, for the same period last year. In the nine months of fiscal 2008, we recorded an $18 million non-operating gain on the sale of an investment, and $66 million of charges related to plant closings, asset impairments and severance. Results of our continuing operations were earnings of $0.12 and $0.66 in the nine months of fiscal years 2008 and 2007, respectively. Results of our discontinued operations were a loss of $0.01 and $0.00 in the nine months of fiscal years 2008 and 2007, respectively.

On June 25, 2008, we entered into a letter of intent with XL Foods Inc. to sell the beef processing, cattle feedyard and fertilizer assets of Lakeside Farm Industries Ltd in Alberta, Canada. The transaction remains subject to government approvals, the receipt of commercially reasonable financing by XL Foods and the execution of a definitive agreement between Tyson and XL Foods. We hope to complete the sale by the end of fiscal 2008. The results for Lakeside, current and prior periods, are reported as discontinued operations.

“In the third quarter of fiscal 2008, Tyson Foods’ diversified business offset the losses incurred by our Chicken segment, which is experiencing more difficult market dynamics,” said Richard L. Bond, president and chief executive officer. “Our Beef, Pork and Prepared Foods segments were profitable, while our Chicken segment suffered a loss.

“Beef performed better than expected, although results were masked by a negative $75 million impact from application of mark-to-market accounting treatment related to our unrealized derivative losses for forward cattle purchases and forward boxed beef sales,” Bond said. “Although we will profit from this risk management activity over the coming months, it disguises an otherwise solid performance in our beef operations this quarter.

“For the third consecutive quarter, our Pork segment achieved a margin above the normalized range. Sales were up for the quarter as well. Prepared Foods sales and volume were up slightly over the same quarter last year; however, operating income was down significantly due to increased raw material costs, including wheat, dairy and cooking ingredients in addition to charges related to flood damage at our plant in Jefferson, Wisconsin,” Bond said.

“The Chicken segment remains under pressure from higher input costs, although we have been able to offset some losses through pricing and risk management activities. Grain costs were up an additional $140 million compared to the third quarter of 2007 and are expected to increase approximately $550 million for fiscal 2008. There has been a tremendous effort by our poultry operations, sales and marketing teams to improve efficiencies and develop products to meet our customers’ needs in this economy. I am confident our chicken business will be well positioned when the economics improve,” Bond said.

TYSON FOODS, INC.

News Release

July 28, 2008

Segment Performance Review (in millions)

Sales
(for the third quarter and nine months ended June 28, 2008, and June 30, 2007)
	Third Quarter				Nine Months
			Volume	Avg. Price			Volume	Avg. Price
	2008	2007	Change	Change	2008	2007	Change	Change
Chicken	$2,251	$2,068	1.9%	6.9%	$6,503	$6,065	(2.6)%	10.0%
Beef	2,980	3,022	(3.9)%	2.6%	8,557	8,569	(3.5)%	3.5%
Pork	926	853	5.8%	2.7%	2,583	2,485	7.4%	(3.2)%
Prepared Foods	683	666	4.1%	(1.6)%	1,991	2,004	0.8%	(1.4)%
Other	9	9	n/a	n/a	27	32	n/a	n/a
Total	$6,849	$6,618	0.6%	2.9%	$19,661	$19,155	(1.0)%	3.7%

Operating Income (Loss)
(for the third quarter and nine months ended June 28, 2008, and June 30, 2007)
	Third Quarter				Nine Months
			Operating Margin				Operating Margin
	2008	2007	2008	2007	2008	2007	2008	2007
Chicken	$(44)	$95	(2.0)%	4.6%	$(70)	$229	(1.1)%	3.8%
Beef	3	36	0.1%	1.2%	(73)	33	(0.9)%	0.4%
Pork	54	37	5.8%	4.3%	193	111	7.5%	4.5%
Prepared Foods	6	26	0.9%	3.9%	58	77	2.9%	3.8%
Other	26	18	n/a	n/a	85	61	n/a	n/a
Total	$45	$212	0.7%	3.2%	$193	$511	1.0%	2.7%

Third quarter fiscal 2008 operating income excludes $18 million related to Lakeside discontinued operations.

Items impacting operating income (loss):

Q3 2008:

$7 million charge related to flood damage at our Jefferson, Wisconsin, plant (Prepared Foods)

$6 million charge related to impairment of unimproved real property in Memphis, Tennessee (Chicken)

Q3 2007:

$10 million gain on sale of two poultry plants and related support facilities (Chicken)

$5 million charge related to software impairment (allocated among segments)

YTD 2008:

$17 million charge related to restructuring of our Emporia, Kansas, operation (Beef)

$13 million charge related to closing of our Wilkesboro, North Carolina, Cooked Products plant (Chicken)

$12 million charge related to impairment of packaging equipment (Beef $8 million; Pork $4 million)

$7 million charge related to flood damage at our Jefferson, Wisconsin, plant (Prepared Foods)

$6 million charge related to impairment of unimproved real property in Memphis, Tennessee (Chicken)

$6 million charge related to severance (allocated among segments)

$5 million in charges related to software impairments (Chicken)

YTD 2007:

$10 million gain on sale of two poultry plants and related support facilities (Chicken)

$9 million gain on disposition of aircraft (allocated among segments)

$6 million charge related to an intangible asset impairment (Prepared Foods)

$5 million charge related to software impairment (allocated among segments)

TYSON FOODS, INC.

News Release

July 28, 2008

Chicken (32.9% of Net Sales – 3rd Quarter 2008)

(33.1% of Net Sales – Nine Months 2008)

Chicken segment sales were $2.3 billion and $6.5 billion, respectively, in the third quarter and nine months of fiscal 2008. Operating loss was $44 million and $70 million, respectively, in the third quarter and nine months of fiscal 2008. Sales increased as compared to the same periods in 2007 due to an increase in average sales prices, as well as an increase in sales volumes when excluding the impact of the sale of two poultry plants in fiscal 2007. Operating results were adversely impacted by an increase in grain costs for the third quarter and nine months of fiscal 2008 of $140 million and $349 million, respectively, partially offset by net gains of $59 million and $49 million from our commodity risk management activities related to grain purchases, as compared to the same periods of fiscal 2007. Operating results were also negatively impacted by increased raw material, logistics and energy costs. Selling, general and administrative expenses were higher for the nine months of fiscal 2008 as compared to the same period last year, largely due to increased advertising costs and a gain recorded in fiscal 2007 related to the sale of an aircraft. Operating results for the third quarter and nine months of fiscal 2008 included charges of $6 million related to impairment of unimproved real property. Operating results for the nine months of fiscal 2008 included charges of $13 million related to closing our Wilkesboro, North Carolina, Cooked Products plant and $5 million in software impairment charges. Operating results for the third quarter and nine months of fiscal 2007 included a $10 million gain on sale of two poultry plants and related support facilities.

Beef (43.5% of Net Sales – 3rd Quarter 2008)

(43.5% of Net Sales – Nine Months 2008)

Beef segment sales were $3.0 billion and $8.6 billion, respectively, in the third quarter and nine months of fiscal 2008. Operating income was $3 million and operating loss was $73 million, respectively, in the third quarter and nine months of fiscal 2008. Operating results as compared to the same periods in 2007 were impacted positively by higher average sales prices, lower average live prices in the third quarter, and partially offset by higher average live prices in the nine months of fiscal 2008. Operating results were negatively impacted in the third quarter and nine months of fiscal 2008 by declines of $95 million and $22 million, respectively, from our commodity risk management activities related to forward futures contracts for live cattle as compared to the same periods of fiscal 2007. These amounts exclude the impact from related physical sale and purchase transactions, which will impact future period operating results. Operating results for the third quarter and nine months of fiscal 2008 were negatively impacted by higher operating costs, as compared to the same periods of fiscal 2007. Operating results for the nine months of fiscal 2008 included charges of $17 million related to restructuring operations at the Emporia, Kansas, plant, as well as $8 million related to an impairment of packaging equipment.

Pork (13.5% of Net Sales – 3rd Quarter 2008)

(13.1% of Net Sales – Nine Months 2008)

Pork segment sales were $926 million and $2.6 billion, respectively, in the third quarter and nine months of fiscal 2008. Operating income was $54 million and $193 million, respectively, in the third quarter and nine months of fiscal 2008. Operating results as compared to the same periods in 2007 were impacted positively by lower average live prices, higher average sales prices in the third quarter, partially offset by lower average sales prices in the nine months of fiscal 2008. Operating results were also positively impacted in the third quarter and nine months of fiscal 2008 by improvements of $10 million and $86 million, respectively, from our commodity risk management activities related to forward futures contracts for live hogs as compared to the same periods of fiscal 2007. These amounts exclude the impact from related physical sale and purchase transactions, which will impact future period operating results. Operating results were also positively impacted by strong export sales, which led to increased sales volumes. Operating results were negatively impacted by higher operating costs as compared to the same periods of fiscal 2007. Operating results for the nine months of fiscal 2008 included charges of $4 million related to impairment of packaging equipment.

Prepared Foods (10.0% of Net Sales – 3rd Quarter 2008)

(10.1% of Net Sales – Nine Months 2008)

Prepared Foods segment sales were $683 million and $2.0 billion, respectively, in the third quarter and nine months of fiscal 2008. Operating income was $6 million and $58 million, respectively, in the third quarter and nine months of fiscal 2008. Operating results as compared to the same periods in 2007 were negatively impacted by lower average sales prices. Raw material costs increased as compared to the same periods of fiscal 2007, which included higher wheat, dairy and cooking ingredient costs. Operating results for the third quarter and nine months of fiscal 2008 included charges of $7 million related flood damage at our Jefferson, Wisconsin, plant. Operating income for the nine months of fiscal 2007 included an intangible asset impairment charge of $6 million.

TYSON FOODS, INC.

News Release

July 28, 2008

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Sales	$6,849	$6,618	$19,661	$19,155
Cost of Sales	6,590	6,190	18,772	18,032
	259	428	889	1,123
Selling, General and Administrative	214	216	660	610
Other Charges	-	-	36	2

Operating Income	45	212	193	511
Other (Income) Expense:
Interest	48	55	152	170
Other, net	(1)	(9)	(24)	(11)
Income (Loss) from Continuing Operations before Income Taxes	(2)	166	65	352

Income Tax Expense	1	52	24	117
Income (Loss) from continuing operations	(3)	114	41	235
Income (Loss) from discontinued operations, net of
tax of $6, $(2), $(2) and $0	12	(3)	(3)	1
Net Income	$9	$111	$38	$236

Weighted Average Shares Outstanding:
Class A Basic	280	279	280	271
Class B Basic	70	70	70	77
Diluted	350	356	355	355
Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$(0.01)	$0.33	$0.12	$0.69
Class B Basic	$(0.01)	$0.30	$0.11	$0.62
Diluted	$(0.01)	$0.32	$0.12	$0.66
Earnings (Loss) Per Share from Discontinued Operations:
Class A Basic	$0.04	$(0.01)	$(0.01)	$-
Class B Basic	$0.03	$(0.01)	$(0.01)	$-
Diluted	$0.04	$(0.01)	$(0.01)	$-
Net Earnings Per Share:
Class A Basic	$0.03	$0.32	$0.11	$0.69
Class B Basic	$0.02	$0.29	$0.10	$0.62
Diluted	$0.03	$0.31	$0.11	$0.66
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.120	$0.120
Class B	$0.036	$0.036	$0.108	$0.108

Sales Growth	3.5%		2.6%
Margins: (Percent of Sales)
Gross Profit	3.8%	6.5%	4.5%	5.9%
Operating Income	0.7%	3.2%	1.0%	2.7%
Net Income	0.1%	1.7%	0.2%	1.2%
Effective Tax Rate	(32.6)%	31.3%	37.1%	33.3%

TYSON FOODS, INC.

News Release

July 28, 2008

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

(Unaudited)

	June 28, 2008	September 29, 2007
Assets
Current Assets:
Cash and cash equivalents	$55	$42
Accounts receivable, net	1,252	1,246
Inventories	2,473	2,159
Other current assets	192	70
Assets of discontinued operations held for sale	163	164
Total Current Assets	4,135	3,681
Net Property, Plant and Equipment	3,535	3,608
Goodwill	2,500	2,485
Intangible Assets	123	126
Other Assets	355	327
Total Assets	$10,648	$10,227

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$353	$137
Trade accounts payable	1,123	1,050
Other current liabilities	854	928
Total Current Liabilities	2,330	2,115
Long-Term Debt	2,725	2,642
Deferred Income Taxes	333	367
Other Liabilities	485	372
Shareholders’ Equity	4,775	4,731
Total Liabilities and Shareholders’ Equity	$10,648	$10,227

TYSON FOODS, INC.

News Release

July 28, 2008

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	June 28,	June 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$38	$236
Depreciation and amortization	374	386
Deferred taxes and other, net	2	25
Net changes in working capital	(379)	(342)
Cash Provided by Operating Activities	35	305

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(330)	(164)
Proceeds from sale of property, plant and equipment	23	65
Proceeds from sale of investment	22	-
Purchases of marketable securities	(101)	(117)
Proceeds from sale of marketable securities	87	119
Proceeds from sale of short-term investment	-	770
Other, net	(16)	8
Cash Provided by (Used for) Investing Activities	(315)	681

Cash Flows From Financing Activities:
Net borrowings on revolving credit facilities	378	78
Payments of debt	(91)	(1,084)
Proceeds from borrowings of debt	3	-
Purchases of treasury shares	(25)	(54)
Dividends	(42)	(42)
Increase in negative book cash balances	51	80
Stock options exercised	8	60
Other, net	4	(8)
Cash Provided by (Used for) Financing Activities	286	(970)

Effect of Exchange Rate Change on Cash	7	4

Increase in Cash and Cash Equivalents	13	20
Cash and Cash Equivalents at Beginning of Year	42	28
Cash and Cash Equivalents at End of Period	$55	$48

TYSON FOODS, INC.

News Release

July 28, 2008

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 80 countries. The company has approximately 104,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-913-9965. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 210-234-0006. The call also will be webcast live on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com. A telephone replay will be available through August 28 at 800-308-7853. International callers dial 402-220-3838.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) successful rationalization of existing facilities and operating efficiencies of the facilities; (iv) risks associated with our commodity trading risk management activities; (v) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vi) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (vii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) changes in consumer preference and diets and our ability to identify and react to consumer trends; (x) significant marketing plan changes by large customers or loss of one or more large customers; (xi) adverse results from litigation; (xii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiii) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws; (xiv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xv) effectiveness of advertising and marketing programs; (xvi) the effect of, or changes in, general economic conditions; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 29, 2007, Annual Report filed on Form 10-K.